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                                                                    Exhibit 4(d)

                              WHIRLPOOL CORPORATION
               NONEMPLOYEE DIRECTOR TREASURY STOCK OWNERSHIP PLAN
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                                    ARTICLE 1
GENERAL
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1.1  PURPOSE

Whirlpool Corporation, a Delaware corporation (the "Corporation"), hereby adopts this Nonemployee Director Treasury Stock Ownership Plan (the "Plan"). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation by attracting and retaining outstanding nonemployee directors by enabling them to participate in the Corporation's growth through automatic, nondiscretionary awards of Common Stock payable from the Corporation's treasury.

1.2  PARTICIPATION

Only directors of the Corporation who at the time an Award is made meet the following criteria ("Directors") shall receive Awards under the Plan: (a) the director is not, and has not been for at least one year, an employee or officer of the Corporation or any subsidiary of the Corporation and (b) the director is a "Nonemployee Director" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule which may subsequently be in effect ("Rule 16b-3").

1.3  SHARES SUBJECT TO THE PLAN

Shares of stock covered by Awards under the Plan must be treasury shares of the Corporation's common stock, $1.00 par value per share ("Common Stock"). The maximum number of shares of Common Stock that may be issued for all purposes under the Plan shall be 300,000 (subject to adjustment pursuant to Section 3.2).

1.4  GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                   ARTICLE II
                                  STOCK AWARDS

2.1  AWARD OF COMMON STOCK

Effective on the date of each annual meeting of stockholders, each Director in office at the conclusion of such meeting will automatically be awarded 200 (subject to adjustment pursuant to Section 3.2) shares of Common Stock, payable in treasury shares only. In addition, if a person first becomes a Director more than six months before the first anniversary of the immediately preceding annual meeting, such person will automatically be awarded 200 (subject to adjustment pursuant to Section 3.2) shares of Common Stock on the date he or she becomes a Director. The shares of Common Stock awarded pursuant to this Section 2.1 will not be subject to any restriction under the Plan, provided that no such shares of Common

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Stock may be sold within the first six months after they are awarded, unless the death of the Director occurs during such period.

                                   ARTICLE III
                            MISCELLANEOUS PROVISIONS

3.1  NON TRANSFERABILITY; BENEFICIARIES

Any certificates for shares of Common Stock which were not delivered to a Director prior to his death and any dividends related thereto and not so delivered will be delivered to such beneficiary or, if no designation was made, his estate. Each Director may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) who may receive such certificates and dividends. Each designation will revoke all prior designations by such Director, will be in writing, and will be effective only when filed during his lifetime with the Secretary of the Corporation.

3.2. ADJUSTMENT UPON CERTAIN CHANGES

In the event of a stock dividend or stock split, or combination or other reduction in the number of issued shares of Common Stock, a merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets, or dissolution of the Corporation, the Board of Directors shall, in order to prevent the dilution or enlargement of rights under this Plan, make such adjustments in the number and type of shares of Common Stock authorized by the Plan. In the event fractional shares of Common Stock would otherwise result from any such adjustment, the number of shares of Common Stock so authorized and covered and the prices thereof shall be further adjusted so as to eliminate such fractions.

3.3  AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board of Directors may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Corporation or the Directors to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Corporation. No such amendment, suspension, or termination shall make any change that would disqualify the Plan, or any other plan of the Corporation intended to be so qualified, from the exemption provided by Rule 16b-3.

3.4  PLAN NOT EXCLUSIVE

The adoption of the Plan shall not preclude the adoption by appropriate means of any other incentive plan for Directors.

3.5  LISTING, REGISTRATION AND LEGAL COMPLIANCE

Each award of Common Stock shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration, or qualification thereof or of any shares of Common Stock or other property subject thereto upon any securities exchange or under any foreign, federal, or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the award of such Common Stock or other property thereunder, no such award may be paid in Common Stock unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Corporation. The Corporation may at any time impose any limitations

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upon the terms of any award under this Plan that, in the opinion of the Board of
Directors, are necessary or desirable in order to cause the Plan or any other plan of the Corporation to comply with Rule 16b-3.

3.6  RIGHTS OF DIRECTORS

Nothing in the Plan shall confer upon any Director any right to serve as a Director for any period of time or to continue his present or any other rate of compensation.

3.7  REQUIREMENTS OF LAW; GOVERNING LAW

The issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 under the Exchange Act, as amended, unless applicable law otherwise requires a contrary interpretation of any such provision.

3.8  TERM OF PLAN

Awards shall be made hereunder until this Plan is terminated by action of the Corporation's Board of Directors.

October 16, 2001

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